Term sheet no. 1 to

Prospectus dated May 30, 2006

Prospectus supplement dated May 30, 2006

Product supplement no. 150-I dated October 16, 2007

Registration Statement no. 333-134553

Dated January 7, 2008

Rule 433

Preliminary Terms and Conditions, January 7, 2008	Telephone: +1 212 526 0905

Reverse Exchangeable Notes Linked to the

Common Stock of a Single Reference Stock Issuer

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 150-I dated October 16, 2007 and other documents that Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the base prospectus, MTN prospectus supplement, product supplement no. 150-I, this term sheet and any other relevant terms supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc., or any other dealer participating in the offering will arrange to send you the base prospectus, the MTN prospectus supplement, product supplement no. 150-I, this term sheet and any other relevant terms supplement and the final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

This term sheet relates to three (3) separate note offerings. Each issue of offered notes is linked to only a single Reference Stock and not to a basket or index of some or all of the Reference Stocks. You may participate in any one or more of the three (3) note offerings.

Summary Description

The notes are designed for investors who seek a higher coupon rate than the current dividend yield on the applicable Reference Stock or than the yield that we believe would be payable on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in appreciation in the applicable Reference Stock, be willing to accept the risks of owning equities in general and the applicable Reference Stock in particular, and be willing to lose some or all of their principal.

The notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the Final Share Price of the applicable Reference Stock and whether the closing price of the applicable Reference Stock is below the applicable Trigger Price during the Monitoring Period, as described below.

Reference Stock Issuer *	Page Number	Ticker Symbol	Principal Amount	Coupon Rate	Trigger Price	Initial Share Price	CUSIP	ISIN
American International Group, Inc.	TS-5	AIG	$[TBD]	13.70%	80% of the Initial Share Price	$[TBD]	5249084M9	US5249084M90
Target Corporation	TS-8	TGT	$[TBD]	20.00%	80% of the Initial Share Price	$[TBD]	5249085N6	US5249085N64
United States Steel Corporation	TS-11	X	$[TBD]	19.20%	75% of the Initial Share Price	$[TBD]	5249083T5	US5249083T52

*

The Reference Stock issuer may be changed in certain circumstances. See “Description of Notes—Anti-dilution Adjustments—Reorganization Events” in the accompanying product supplement no. 150-I for further information.

Issuer:	Lehman Brothers Holdings Inc. (A+/A1/AA-)†
Pricing Date:	January 28, 2008‡
Settlement Date:	January 31, 2008‡
Observation Date:	April 25, 2008‡††
Maturity Date:	April 30, 2008‡††
Term:	3 months
Reference Stock:	The common stock of the applicable Reference Stock issuer. See “The Reference Stocks.”

Coupon Payment Date:	Monthly, on the last day of each month, starting on February 29, 2008 to, and including, the Maturity Date. If any Coupon Payment Date falls on a day that is not a business day, then any payment required to be made on such Coupon Payment Date will instead be made on the first preceding day that is a business day; provided, however, that the final coupon payment will be made with the Payment at Maturity.
Payment at Maturity:	The payment at maturity, in addition to accrued and unpaid coupon payments, is based on the performance of the applicable Reference Stock. You will receive $1,000 for each $1,000 principal amount note plus any accrued and unpaid coupon payments at maturity unless:
(i) the applicable Final Share Price is less than the applicable Initial Share Price; and
(ii) a Trigger Event has occurred.
If the conditions described in (i) and (ii) are both satisfied, at maturity you will receive, instead of the principal amount of your notes, the number of shares of the applicable Reference Stock equal to the applicable Physical Delivery Amount (or, at our election, the Cash Value thereof), plus any accrued and unpaid coupon payments. If we deliver shares of the applicable Reference Stock, fractional shares will be paid in cash. The market value of the Physical Delivery Amount (or, at our election, the Cash Value thereof) will be less than the principal amount of your notes and may be zero. Accordingly, you may lose some or all of your principal if you invest in the notes.
Trigger Event:	A Trigger Event occurs if, on any trading day during the Monitoring Period, the closing price of the applicable Reference Stock is below the applicable Trigger Price.
Monitoring Period:	The period from, and including, the Pricing Date to, and including, the Observation Date.
Initial Share Price:	The closing price of the applicable Reference Stock on the Pricing Date, divided by the then applicable Stock Adjustment Factor.
Physical Delivery Amount:	The number of shares of the applicable Reference Stock, per $1,000 principal amount of the notes, equal to $1,000 divided by the applicable Initial Share Price.
Cash Value:	For each Reference Stock, the amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price of such Reference Stock and (2) the Final Share Price of such Reference Stock.
Final Share Price:	The closing price of the applicable Reference Stock on the Observation Date.
Stock Adjustment Factor:	1.0 on the Pricing Date, subject to adjustment under certain circumstances. See “Description of Notes — Anti-dilution Adjustments” in the accompanying product supplement no. 150-I for further information about these adjustments.

‡	Expected. In the event that we make any change to the expected Pricing Date and Settlement Date, the Observation Date and Maturity Date will be changed so that the stated term of the notes remains the same.

†	Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

††	Subject to postponement in the event of a market disruption event, as described under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 150-I.

Investing in the Reverse Exchangeable Notes Linked to the Common Stock of a Single Reference Stock Issuer involves a number of risks. See “Risk Factors” beginning on page SS-1 of the accompanying product supplement no. 150-I and “ Selected Risk Factors” beginning on page TS-2 of this term sheet.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 150-I and any other related prospectus supplements, or any other relevant terms supplement. Any representation to the contrary is a criminal offense.

Notes Linked to the Common Stock of American International Group, Inc.

	Price to Public (1)	Fees (2)	Proceeds to Us
Per note	$1,000.00	$18.00	$982.00
Total	$	$	$

Notes Linked to the Common Stock of Target Corporation

	Price to Public (1)	Fees (2)	Proceeds to Us
Per note	$1,000.00	$18.00	$982.00
Total	$	$	$

Notes Linked to the Common Stock of United States Steel Corporation

	Price to Public (1)	Fees (2)	Proceeds to Us
Per note	$1,000.00	$18.00	$982.00
Total	$	$	$
(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

If the notes priced today, Lehman Brothers Inc. would receive a fee of approximately 1.80% of the principal amount of the notes linked to the common stock of American International Group, Inc., 1.80% of the principal amount of the notes linked to the common stock of Target Corporation and 1.80% of the principal amount of the notes linked to the common stock of United States Steel Corporation and would use those fees to allow selling concessions to one or more brokers and/or dealers. The actual fees received by Lehman Brothers Inc. per $1,000 principal amount may be more or less than the fees listed above and will depend on market conditions on the Pricing Date. In no event will the fees received by Lehman Brothers Inc. per $1,000 principal amount, which include the concessions to be paid to one or more brokers and/or dealers, exceed 5.00% of the principal amount of the notes linked to the common stock of American International Group, Inc., the notes linked to the common stock of Target Corporation or the notes linked to the common stock of United States Steel Corporation. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

LEHMAN BROTHERS

January 7, 2008

ADDITIONAL TERMS SPECIFIC TO THE NOTES

This term sheet relates to three (3) separate note offerings. Each issue of offered notes is linked to a single Reference Stock. The purchaser of a note will acquire a security linked to only one Reference Stock (not to a basket or index that includes some or all of the Reference Stocks).

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this term sheet together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the notes are a part, and the more detailed information contained in product supplement no. 150-I (which supplements the description of the general terms of the notes). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 150-I, this term sheet and any other relevant terms supplement for complete details. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous communications concerning the notes. To the extent that there are any inconsistencies among the documents listed below, this term sheet shall supersede product supplement no. 150-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 150-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 150-I dated October 16, 2007

http://www.sec.gov/Archives/edgar/data/806085/000119312507219175/d424b2.htm

•	MTN prospectus supplement May 30, 2006

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

•	Base prospectus dated May 30, 2006

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Lehman Brothers Holdings Inc.

Selected Purchase Considerations

•

The Notes Offer a Higher Coupon Rate Than the Current Dividend Yield on the Reference Stock or the Yield on Conventional Debt Securities of Comparable Maturity Issued by Us or an Issuer with a Comparable Credit Rating: The notes will pay coupon payments at a Coupon Rate depending upon the applicable Reference Stock, as indicated on the cover of this term sheet. We believe that the applicable Coupon Rate is higher than the current dividend yield on the applicable Reference Stock or the yield that we believe would be payable on conventional debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any coupon payment or any other payment at maturity is subject to our ability to pay our obligations as they become due.

•

Certain U.S. Federal Income Tax Consequences: Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as a financial contract, rather than as a debt instrument.

On December 7, 2007, the Internal Revenue Service (the “IRS”) released a Notice indicating that the IRS and the Treasury Department are considering and seeking comments as to whether holders of instruments commonly referred to as prepaid forward contracts and similar instruments should be required to accrue income on a current basis over the term of the instruments, regardless of whether any payments are made prior to their maturity. In addition, the Notice provides that the IRS and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules ” contained in Section 1260 of the Internal Revenue Code. In addition, the Notice provided that the government is considering whether arrangements similar to prepaid forward contracts (which could possibly include instruments having terms similar to the notes) should be accorded tax treatment similar to prepaid forward contracts. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in the accompanying product supplement no. 150-I under the headings “Risk Factors” and “Certain U.S. Federal Income Tax Consequences.”

We will not attempt to ascertain whether any Reference Stock would be treated as a United States real property interest within the meaning of Section 897(c)(1) of the Code. If a Reference Stock were so treated, certain adverse United States federal income tax consequences could possibly apply to a non-United States holder. You should refer to information filed with the SEC by such issuer of the Reference Stock and consult your tax adviser regarding the possible consequences to you, if any, if an issuer of a Reference Stock is or becomes a United States real property holding corporation.

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 150-I.

Selected Risk Factors

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 150-I dated October 16, 2007. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

•

Your Investment in the Notes May Result in a Significant Loss: The notes do not guarantee any return of principal. The payment at maturity will be based on the applicable Final Share Price and whether the closing price of the applicable Reference Stock is below the applicable Trigger Price on any trading day during the Monitoring Period. Under certain circumstances, you will receive at maturity a predetermined number of shares of the applicable Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of the applicable Reference Stock (or, at our election, the Cash Value thereof) will be less than the principal amount of each note and may be zero. In addition, on the Pricing Date, stock prices generally in the market and stock prices for the applicable Reference Stock in particular may be significantly higher than historical averages, which could increase the likelihood of subsequent declines in stock prices and of a Trigger Event with respect to the applicable Reference Stock. Accordingly, you could lose up to the entire principal amount of your notes.

•

The Notes Will Not Pay More Than the Principal Amount at Maturity, Plus Accrued and Unpaid Coupons, and Principal Protection is Under Limited Circumstances: Your return of principal at maturity is protected so long as a Trigger Event does not occur or if the applicable Final Share Price is not below the applicable Initial Share Price. However, if the applicable Final Share Price is below the applicable Initial Share Price and a Trigger Event has occurred, you could lose the entire principal amount of your notes.

•

Your Return on the Notes is Limited to the Principal Amount Plus Accrued Coupon Payments, Regardless of Any Appreciation in the Applicable Reference Stock: Unless (i) the applicable Final Share Price is less than the applicable Initial Share Price and (ii) on any trading day during the Monitoring Period, the closing price of the applicable Reference Stock is below the applicable Trigger Price, for each $1,000 principal amount note, you will receive $1,000 at maturity plus accrued and unpaid coupon payments, regardless of any appreciation in the value of the applicable Reference Stock, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the applicable Reference Stock during the term of the notes.

•

No Ownership Rights in the Applicable Reference Stock: As a holder of the notes, you will not have any ownership interest or rights in the applicable Reference Stock, such as voting rights, dividend payments or other distributions. In addition, the issuer of the applicable Reference Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the applicable Reference Stock and the notes.

•

No Affiliation With the Reference Stock Issuers: We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for, and make no representation regarding, the adequacy or completeness of the information about the Reference Stocks contained in this term sheet or in product supplement no. 150-I. You should make your own investigation into the Reference Stocks and the issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•

The Reference Stock May Change Following Certain Corporate Events: Following certain corporate events relating to the issuer of a Reference Stock, such as a takeover or a going private transaction, the calculation agent will have the option to replace such Reference Stock with the common stock of a company with the same Standard Industrial Classification Code as the issuer of such Reference Stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting a Successor Reference Stock under “Description of Notes — Anti-dilution Adjustments — Reorganization Events” in the accompanying product supplement no. 150-I.

•

Our Affiliates’ Compensation May Serve as an Incentive to Sell You these Notes: We and our affiliates act in various capacities with respect to the notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the notes. Such affiliates, including the sales representatives, may derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell these notes instead of other investments.

•

Certain Built-in Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to maturity could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

•

Lack of Liquidity: The notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the notes from us and your ability to sell or trade the notes in the secondary market may be limited.

•

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Applicable Reference Stock to which the Notes are Linked or the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. We, our affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes which are linked to the applicable Reference Stock.

•

Many Economic and Market Factors Will Influence the Value of the Notes: In addition to the value of the applicable Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 150-I.

•

Anti-Dilution Protection is Limited: For certain adjustment events affecting the applicable Reference Stock, the calculation agent will make adjustments to the Stock Adjustment Factor applicable to such Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the applicable Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

The Reference Stocks

Public Information

Lehman Brothers Holdings Inc. has obtained the following information regarding Reference Stock issuers from the reports the Reference Stock issuers filed with the SEC. All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. We do not make any representation that these publicly available documents are accurate or complete.

The Reference Stocks are registered under the Securities Exchange Act of 1934. Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website described under “Where You Can Find More Information” on page 58 of the accompanying base prospectus. In addition, information regarding an issuer of a Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

American International Group, Inc.

American International Group, Inc. has stated in its filings with the SEC that it, through its subsidiaries, provides insurance, financial and investment products and services to businesses and individuals globally.

Historical Information of the Common Stock of American International Group, Inc.

The following graph sets forth the historical performance of the common stock of American International Group, Inc. based on the daily closing price of the common stock of American International Group, Inc. from January 3, 2003 through January 3, 2008. The closing price of the common stock of American International Group, Inc. on January 3, 2008 was $56.45. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical performance of the common stock of American International Group, Inc. should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of American International Group, Inc. during the term of the notes. We cannot give you assurance that the performance of the common stock of American International Group, Inc. will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that American International Group, Inc. will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of American International Group, Inc.

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note Linked to the Common Stock of American International Group, Inc.

The following table illustrates hypothetical payments at maturity on a $1,000 investment in the notes linked to the common stock of American International Group, Inc., based on a range of hypothetical Final Share Prices and assuming that the closing price of the Reference Stock is not below the Trigger Price on any trading day from the Pricing Date to, and including, the Observation Date, except as indicated in the column titled “Hypothetical lowest closing price of the Reference Stock during the Monitoring Period.”

For this table of hypothetical payments at maturity, we have also assumed the following:

•	Initial Share Price: $56.45
•	Trigger Price: $45.160
•	Coupon: 13.70%

Hypothetical lowest closing price of the Reference Stock during the Monitoring Period	Hypothetical Final Share Price	Payment at Maturity*	Total Value of Payment Received at Maturity*
$56.45	$79.03	$1,000.00	$1,000.00
$56.45	$67.74	$1,000.00	$1,000.00
$56.45	$56.45	$1,000.00	$1,000.00
$45.16	$45.16	$1,000.00	$1,000.00
$33.87	$59.27	$1,000.00	$1,000.00
$25.40	$47.98	17 shares of Reference Stock (or the Cash Value thereof)	$850.00
$25.40	$39.52	17 shares of Reference Stock (or the Cash Value thereof)	$700.00
$25.40	$28.23	17 shares of Reference Stock (or the Cash Value thereof)	$500.00
$0.00	$0.00	17 shares of Reference Stock (or the Cash Value thereof)	$0.00
*	Note that you will receive at maturity any accrued and unpaid coupon payments, in addition to either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash, as applicable. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: During the Monitoring Period, the Reference Stock does not close at a price below the Trigger Price. Because a Trigger Event has not occurred and the Final Share Price is not below the Initial Share Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: During the Monitoring Period, the Reference Stock closed below the Trigger Price. However, on the Observation Date, the Final Share Price is not below the Initial Share Price. Because the Final Share Price is not below the Initial Share Price, you will receive $1,000 per $1,000 principal amount note at maturity even though a Trigger Event occurred.

Example 3: During the Monitoring Period, the Reference Stock closed below the Trigger Price. On the Observation Date, the Final Share Price is $47.98, which is below the Initial Share Price. Because the Reference Stock had a closing price that was below the Trigger Price, and because the Final Share Price is below the Initial Share Price, you will receive the Physical Delivery Amount (or, at our election, the Cash Value thereof) at maturity. Because the Final Share Price is $47.98, the total value of your final payment at maturity, whether in shares of the Reference Stock or cash, is $850.00.

Regardless of the other payment you receive at maturity, you will have received coupon payments, for each $1,000 principal amount note, in the aggregate amount of approximately $34.25 over the term of the notes.

The actual number of shares of the Reference Stock (or, at our election, the Cash Value thereof) you would receive at maturity (if a Trigger Event occurs and the Final Share Price is below the Initial Share Price) and the actual Trigger Price may be more or less than the amounts displayed in the hypothetical examples and the chart above and will depend in part on the closing price of the Reference Stock on the Pricing Date.

Target Corporation

Target Corporation has stated in its filings with the SEC that it operates large-format general merchandise and food discount stores in the United States, including Target and SuperTarget.

Historical Information of the Common Stock of Target Corporation

The following graph sets forth the historical performance of the common stock of Target Corporation based on the daily closing price of the common stock of Target Corporation from January 3, 2003 through January 3, 2008. The closing price of the common stock of Target Corporation on January 3, 2008 was $49.57. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical performance of the common stock of Target Corporation should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Target Corporation during the term of the notes. We cannot give you assurance that the performance of the common stock of Target Corporation will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Target Corporation will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Target Corporation

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note Linked to the Common Stock of Target Corporation

The following table illustrates hypothetical payments at maturity on a $1,000 investment in the notes linked to the common stock of Target Corporation, based on a range of hypothetical Final Share Prices and assuming that the closing price of the Reference Stock is not below the Trigger Price on any trading day from the Pricing Date to, and including, the Observation Date, except as indicated in the column titled “Hypothetical lowest closing price of the Reference Stock during the Monitoring Period.”

For this table of hypothetical payments at maturity, we have also assumed the following:

•	Initial Share Price: $49.57
•	Trigger Price: $39.656
•	Coupon: 20.00%

Hypothetical lowest closing price of the Reference Stock during the Monitoring Period	Hypothetical Final Share Price	Payment at Maturity*	Total Value of Payment Received at Maturity*
$49.57	$69.40	$1,000.00	$1,000.00
$49.57	$59.48	$1,000.00	$1,000.00
$49.57	$49.57	$1,000.00	$1,000.00
$39.66	$39.66	$1,000.00	$1,000.00
$29.74	$52.05	$1,000.00	$1,000.00
$29.74	$42.13	20 shares of Reference Stock (or the Cash Value thereof)	$850.00
$29.74	$34.70	20 shares of Reference Stock (or the Cash Value thereof)	$700.00
$24.79	$24.79	20 shares of Reference Stock (or the Cash Value thereof)	$500.00
$0.00	$0.00	20 shares of Reference Stock (or the Cash Value thereof)	$0.00
*	Note that you will receive at maturity any accrued and unpaid coupon payments, in addition to either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash, as applicable. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: During the Monitoring Period, the Reference Stock does not close at a price below the Trigger Price. Because a Trigger Event has not occurred and the Final Share Price is not below the Initial Share Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: During the Monitoring Period, the Reference Stock closed below the Trigger Price. However, on the Observation Date, the Final Share Price is not below the Initial Share Price. Because the Final Share Price is not below the Initial Share Price, you will receive $1,000 per $1,000 principal amount note at maturity even though a Trigger Event occurred.

Example 3: During the Monitoring Period, the Reference Stock closed below the Trigger Price. On the Observation Date, the Final Share Price is $42.13, which is below the Initial Share Price. Because the Reference Stock had a closing price that was below the Trigger Price, and because the Final Share Price is below the Initial Share Price, you will receive the Physical Delivery Amount (or, at our election, the Cash Value thereof) at maturity. Because the Final Share Price is $42.13, the total value of your final payment at maturity, whether in shares of the Reference Stock or cash, is $850.00.

Regardless of the other payment you receive at maturity, you will have received coupon payments, for each $1,000 principal amount note, in the aggregate amount of approximately $50.00 over the term of the notes.

The actual number of shares of the Reference Stock (or, at our election, the Cash Value thereof) you would receive at maturity (if a Trigger Event occurs and the Final Share Price is below the Initial Share Price) and the actual Trigger Price may be more or less than the amounts displayed in the hypothetical examples and the chart above and will depend in part on the closing price of the Reference Stock on the Pricing Date.

United States Steel Corporation

United States Steel Corporation has stated in its filings with the SEC that it is a steel producer with major production operations in the United States and Central Europe. It uses iron ore and coke as primary raw materials for steel production. United States Steel Corporation is also engaged in several other business activities, which include the production of coke in both the United States and Central Europe, the production of iron ore pellets from taconite, transportation services (railroad and barge operations) and real estate operations in the United States.

Historical Information of the Common Stock of United States Steel Corporation

The following graph sets forth the historical performance of the common stock of United States Steel Corporation based on the daily closing price of the common stock of United States Steel Corporationfrom January 3, 2003 through January 3, 2008. The closing price of the common stock of United States Steel Corporation on January 3, 2008 was $112.41. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical performance of the common stock of United States Steel Corporation should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of United States Steel Corporation during the term of the notes. We cannot give you assurance that the performance of the common stock of United States Steel Corporation will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the issuer of the common stock of United States Steel Corporation will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of United States Steel Corporation.

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note Linked to the Common Stock of United States Steel Corporation

The following table illustrates hypothetical payments at maturity on a $1,000 investment in the notes linked to the common stock of United States Steel Corporation, based on a range of hypothetical Final Share Prices and assuming that the closing price of the Reference Stock is not below the Trigger Price on any trading day from the Pricing Date to, and including, the Observation Date, except as indicated in the column titled “Hypothetical lowest closing price of the Reference Stock during the Monitoring Period.”

For this table of hypothetical payments at maturity, we have also assumed the following:

•	Initial Share Price: $112.41
•	Trigger Price: $84.3075
•	Coupon: 19.20%

Hypothetical lowest closing price of the Reference Stock during the Monitoring Period	Hypothetical Final Share Price	Payment at Maturity*	Total Value of Payment Received at Maturity*
$112.41	$157.37	$1,000.00	$1,000.00
$112.41	$134.89	$1,000.00	$1,000.00
$112.41	$112.41	$1,000.00	$1,000.00
$89.93	$89.93	$1,000.00	$1,000.00
$67.45	$118.03	$1,000.00	$1,000.00
$56.21	$95.55	8 shares of Reference Stock (or the Cash Value thereof)	$850.00
$56.21	$78.69	8 shares of Reference Stock (or the Cash Value thereof)	$700.00
$56.21	$56.21	8 shares of Reference Stock (or the Cash Value thereof)	$500.00
$0.00	$0.00	8 shares of Reference Stock (or the Cash Value thereof)	$0.00
*	Note that you will receive at maturity any accrued and unpaid coupon payments, in addition to either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash, as applicable. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: During the Monitoring Period, the Reference Stock does not close at a price below the Trigger Price. Because a Trigger Event has not occurred and the Final Share Price is not below the Initial Share Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: During the Monitoring Period, the Reference Stock closed below the Trigger Price. However, on the Observation Date, the Final Share Price is not below the Initial Share Price. Because the Final Share Price is not below the Initial Share Price, you will receive $1,000 per $1,000 principal amount note at maturity even though a Trigger Event occurred.

Example 3: During the Monitoring Period, the Reference Stock closed below the Trigger Price. On the Observation Date, the Final Share Price is $95.55, which is below the Initial Share Price. Because the Reference Stock had a closing price that was below the Trigger Price, and because the Final Share Price is below the Initial Share Price, you will receive the Physical Delivery Amount (or, at our election, the Cash Value thereof) at maturity. Because the Final Share Price is $95.55, the total value of your final payment at maturity, whether in shares of the Reference Stock or cash, is $850.00.

Regardless of the other payment you receive at maturity, you will have received coupon payments, for each $1,000 principal amount note, in the aggregate amount of approximately $48.00 over the term of the notes.

The actual number of shares of the Reference Stock (or, at our election, the Cash Value thereof) you would receive at maturity (if a Trigger Event occurs and the Final Share Price is below the Initial Share Price) and the actual Trigger Price may be more or less than the amounts displayed in the hypothetical examples and the chart above and will depend in part on the closing price of the Reference Stock on the Pricing Date.

Supplemental Plan of Distribution

We have agreed to sell to Lehman Brothers Inc. and Lehman Brothers Inc. has agreed to purchase, all of the notes at the price indicated on the cover of the pricing supplement.

We have agreed to indemnify Lehman Brothers Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Lehman Brothers Inc. will offer the notes initially at a public offering price equal to the issue price set forth on the cover of the pricing supplement. After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.